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                                                                     EXHIBIT 5.1
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              [LETTERHEAD OF STEVEN R. ISKO-SUNBEAM CORPORATION]


                                                          December 6, 1999

                           Re:      Sunbeam Corporation -
                                    Registration Statement on Form S-4
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Ladies and Gentlemen:

         I am the Senior Vice President and General Counsel of Sunbeam Corporation, a Delaware corporation ("Sunbeam"), and am rendering this opinion in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by Sunbeam with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to (i) the issuance of shares of Common Stock, par value $.01 per share, of Sunbeam ("Sunbeam Common Stock") in exchange for shares of Common Stock, par value $.01 per share ("Coleman Common Stock"), of The Coleman Company, Inc., a Delaware corporation ("Coleman"), in the merger (the "Coleman Merger") of Camper Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sunbeam ("CAC"), with and into Coleman pursuant to the Agreement and Plan of Merger, dated as of February 27, 1998, among Sunbeam, CAC and Coleman (the "Coleman Merger Agreement") and
(ii) the issuance of shares of Sunbeam Common Stock upon exercise of warrants (the "Warrants") to purchase shares of Sunbeam Common Stock that were granted to the Coleman minority stockholders in settlement of litigation brought by such stockholders against Coleman, Sunbeam and several of Coleman's former officers and directors alleging, among other things, that the consideration to be paid to the minority stockholders of Coleman under the Coleman Merger Agreement was no longer fair as a result of the decline in the market price of the Sunbeam Common Stock. The shares of Sunbeam Common Stock to be issued in the Coleman Merger and upon exercise of the Warrants and registered pursuant to the Registration Statement are hereinafter collectively referred to as the "Shares."

         This opinion is being rendered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Coleman Merger Agreement.

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         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, as amended to date; (b) the Coleman Merger Agreement; (c) a specimen certificate representing the Shares; (d) the Restated Certificate of Incorporation and By-laws of Sunbeam, each as presently in effect; and (e) certain resolutions of the Board of Directors of Sunbeam. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than Sunbeam or CAC, I have assumed that all such parties had the power, corporate or other, to enter into and perform their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon the oral or written statements and representations of officers and other representatives of Sunbeam and others.

         I am admitted to the bar of the State of New York, and express no opinion as to the laws of any other jurisdiction except the corporate law of the State of Delaware.

         Based upon and subject to the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and, in the case of Shares issuable upon (A) consummation of the Coleman Merger, when (i) the Coleman Merger becomes effective and (ii) certificates representing the Shares in the form of the specimen certificates examined by me have been duly executed and delivered in exchange for shares of Coleman Common Stock as provided in the Coleman Merger Agreement, and (B) upon exercise of the Warrants, when (i) the Warrants are exercised in accordance with their terms and (ii) Sunbeam has received the exercise price payable by the Warrant holder upon exercise of the Warrants, the Shares will be validly issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the references to me

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contained in the Registration Statement under the caption "LEGAL MATTERS." In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                     Very truly yours,



                                                     Steven R. Isko
                                                     Senior Vice President
                                                          and General Counsel


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